EXHIBIT 1

OPEN LETTER TO VIVUS EMPLOYEES

RELEASED BY FIRST MANHATTAN CO.

New York – June 17, 2013 – First Manhattan Co., the beneficial owner of approximately 9.9% of the outstanding shares of VIVUS, Inc. (Vivus) (NASDAQ: VVUS), today issued an open letter to Vivus' employees.

The full text of the letter follows:

AN OPEN LETTER TO ALL VIVUS, INC. EMPLOYEES

June 17, 2013

As you know, we are asking shareholders to elect our nominees to the Board of Directors of Vivus in order to unlock the enormous potential value in Qsymia. If shareholders agree with us at the July 15 Annual Meeting, Vivus will immediately have new Board leadership with the independence, skills and experience necessary to successfully commercialize Qsymia in the US and gain regulatory approval in Europe for the benefit of patients, shareholders and employees.

We have been a significant shareholder in Vivus since 2008 and have lived through the same successes and challenges that you have experienced over the past 5+ years. Today we are the largest owners of the company’s shares and we are committed to Vivus’ success.

We understand the frustration employees have expressed on Cafe Pharma and other sources. We are positive that Vivus will have a bright future if we can improve the Qsymia launch together. Qsymia is the best obesity drug ever developed in our view and deserves a Board and management of equal stature. We invite you to read more about our thoughts at www.ourmaterials.com/VVUS/.

The primary problem at Vivus is the lack of competent commercial leadership from the Board of Directors and CEO. We have tremendous respect for their accomplishments during the company's drug development phase, but they are responsible for an equal measure of failure in commercialization, an area that was well beyond their core skill set. It is critical that the leadership of any business is able to define what it does not know. Employees, shareholders, and patients have paid dearly for the management and Board’s inability to accurately assess their limitations.

Culture is a critical part of every organization. We embrace a culture of accountability and pay for performance. In contrast to the sitting Board that receives cash pay exceeding 4 out of the 5 largest US companies including Apple, Berkshire Hathaway, Google, and Walmart, we have publicly committed to cutting the Board compensation by over 50% if our slate is elected. We intend to use these funds to bolster the employee and salesforce incentive compensation pool. You are the individuals who create value for shareholders, not the overpaid Board.

Over the past five years, we have learned first hand that many of you have worked extremely hard and made personal sacrifices to try to make Qsymia, and Vivus, successful. Over the past two years, many members of the commercial team have taken significant career risks to join Vivus from large pharma and biotech companies to build on the success of the Qsymia development team. Your contributions and risk taking ought to be applauded and need to be fairly rewarded. This can only happen by enabling Qsymia to reach its full potential. We will work with you to achieve this goal. We believe it is well within reach.

We want you to recommit to success at Vivus. There is enormous upside opportunity for Qsymia with the right commercial leadership. This is why you have worked so hard, made the sacrifices, and taken the risks. Brighter days lie ahead with the right leadership.

We can build a better Vivus together.

Sincerely,

Sam Colin, M.D.

Senior Managing Director

First Manhattan Co.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013, A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts:

The Abernathy MacGregor Group

Chuck Burgess / Mike Pascale

212-371-5999

clb@abmac.com / mmp@abmac.com

Mackenzie Partners

Larry Dennedy / Charlie Koons

212-929-5239 / 212-929-5708

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